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                                                                    EXHIBIT 10mm

                                    FORM OF
                           STAY INCENTIVE AGREEMENT
                    (Jacquelyn B. Gates, Chester N. Watson)

         THIS STAY INCENTIVE AGREEMENT (the "Agreement") is made as of the 23rd day of November, 1998, by and between Bell Atlantic Corporation, its successors and assigns ("Bell Atlantic"), and ________________________________, an employee of a Bell Atlantic Company (the "Key Employee"). In this Agreement, "Bell Atlantic Company" means any or all of the following: Bell Atlantic, a corporate subsidiary or other company affiliated with Bell Atlantic, a company in which Bell Atlantic owns directly or indirectly an equity interest of at least ten percent, and the successors and assigns of any such company.

         WHEREAS, pursuant to the terms of an Agreement and Plan of Merger, dated as of July 27, 1998, among Bell Atlantic, GTE Corporation ("GTE") and Beta Gamma Corporation (the "Definitive Agreement"), Bell Atlantic contemplates a merger of the Bell Atlantic and GTE businesses (the "Merger") on a date which is yet to be decided (the "Closing Date");

         WHEREAS, Bell Atlantic considers the Key Employee to be an employee whose continuing services, leadership and support are and will be valuable, especially during the period prior to the Closing Date; and

         WHEREAS, subject to the terms of this Agreement, Bell Atlantic wishes to incent the Key Employee to remain an employee in good standing during this period;

         NOW, THEREFORE, for good and valuable consideration, the Key Employee and Bell Atlantic hereby agree as follows:

         1.  Stay Incentive.
             --------------

         (a) Stay Incentive Bonus at Closing. If the Merger occurs pursuant to
             -------------------------------
the Definitive Agreement, and if the Key Employee has remained an "Employee in Good Standing" (as defined in Section 1(c) of this Agreement) of a Bell Atlantic Company from the date of this Agreement to the Closing Date, then, not later than 30 calendar days following the Closing Date, Bell Atlantic will cause the Bell Atlantic Company which then employs the Key Employee to pay the Key Employee a special stay incentive bonus (a "Stay Bonus") consisting of a single cash payment in an amount equal (before withholding of taxes) to the greater of the Key Employee's annual rate of base salary on the date of this Agreement, or such salary as of the Closing Date.

         (b) Adjusted Stay Incentive Bonus if Merger Plan is Terminated. If the
             ----------------------------------------------------------
Definitive Agreement is terminated without the Merger occurring, and the Key Employee has remained an "Employee in Good Standing" of a Bell Atlantic Company from the date of this Agreement to the date the Definitive Agreement is terminated, then, not later than 30 calendar days following the date of termination of the Definitive Agreement, Bell Atlantic will cause the Bell Atlantic Company which then employs the Key Employee to pay the Key Employee a special adjusted stay incentive bonus (an "Adjusted Stay Bonus") consisting of a single cash payment in an amount equal (before withholding of taxes) to 25 percent of the Stay Bonus described in Section 1(a) of
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this Agreement, except that the date of termination of the Definitive Agreement shall be substituted for the Closing Date for purposes of calculating such amount.

         (c) Definition of Employee in Good Standing. For purposes of this
             ---------------------------------------
Agreement, the Key Employee will be considered to be an "Employee in Good Standing" on a given date if, on that date, the Key Employee is employed by a Bell Atlantic Company, has not tendered oral or written notice of intent to resign or retire effective as of a date on or before the given date, and has not behaved in a manner that would be grounds for discharge for "Cause" as defined in Section 1(d) of this Agreement.

         (d) Definition of Cause. For purposes of this Agreement, the term
             -------------------
"Cause" shall mean grossly incompetent performance or substantial or continuing inattention to or neglect of the duties and responsibilities assigned to the Key Employee as determined by the Key Employee's current supervisor, with the concurrence of the Executive Vice President - Human Resources of Bell Atlantic; fraud, misappropriation or embezzlement involving any Bell Atlantic Company; a material breach of the Employee Code of Business Conduct or this Agreement; or commission of any felony of which the Key Employee is finally adjudged guilty in a court of competent jurisdiction.

         2.  Termination of Employment.
             -------------------------

         (a) Voluntary Resignation, Retirement, or Discharge for Cause. In the
             ---------------------------------------------------------
event that, prior to the Closing Date or termination of the Definitive Agreement, the Key Employee voluntarily resigns or retires for any reason or is discharged by a Bell Atlantic Company for Cause, the Key Employee shall forfeit any and all rights to receive a Stay Bonus or an Adjusted Stay Bonus under
Section 1 of this Agreement.

         (b) Involuntary Terminations. In the event that a Bell Atlantic Company
             ------------------------
discharges the Key Employee other than for Cause, and either (i) the Merger subsequently occurs pursuant to the Definitive Agreement, or (ii) the Definitive Agreement is terminated without the Merger occurring, then Bell Atlantic shall cause the Key Employee's last employing Bell Atlantic Company to pay the Key Employee a bonus equal in amount to the Stay Bonus or Adjusted Stay Bonus which would otherwise have become payable under Section 1 (a) or (b) of this Agreement, provided that the payment of such bonus shall be contingent upon the absence, at the time of payment, of any act by the Key Employee that would constitute a material breach of this Agreement, and provided further that the date of discharge shall be substituted for the dates described in Section 1 (a) or (b) for purposes of calculating the dollar amount of such bonus. Such bonus shall be paid not later than the date on which the Stay Bonus or Adjusted Stay Bonus would otherwise have become payable.

         (c) Payment in Case of Death or Disability. In the event that the Key
             --------------------------------------
Employee dies, or terminates his or her employment on account of disability (within the meaning of the applicable disability benefit plan in which the Key Employee participates from time to time) on a date on which the Key Employee was an Employee in Good Standing, and the Merger subsequently occurs pursuant to the Definitive Agreement, Bell Atlantic shall cause the Key Employee's last employing Bell Atlantic Company to pay the Key Employee, or the Key Employee's estate in the event of death, a single cash payment which shall be equal (before withholding of taxes) to the Stay Bonus multiplied by the following fraction: the numerator shall be the number of days that have elapsed between the date of this Agreement and the date of the Key Employee's death or disability, and the denominator shall be the number of days that

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

have elapsed between the date of this Agreement and the Closing Date of the Merger. Such payment shall be made in accordance with the timetable prescribed in Section 1(a) of this Agreement, substituting the date of death or disability for the date described in Section 1(a) for purposes of calculating the dollar amount of the payment. If the Definitive Agreement is terminated without the Merger occurring after the Key Employee's death or disability, and if the Key Employee was an Employee in Good Standing on the date of such death or disability, a single cash payment shall be made to the Key Employee, or the Key Employee's estate in the event of death, in an amount equal (before withholding of taxes) to the Adjusted Stay Bonus. Such payment shall be made in accordance with the timetable prescribed in Section 1(b) of this Agreement, substituting the date of death or disability for the date described in Section 1(b) for purposes of calculating the dollar amount of the payment.


         3.    Prohibition Against Recruiting or Hiring. Commencing on the
               ----------------------------------------
effective date of this Agreement and at all times thereafter through the second anniversary of the Key Employee's termination of employment for any reason from all Bell Atlantic Companies, the Key Employee shall not, without the consent of the Executive Vice President - Human Resources of Bell Atlantic:

         (i) recruit or solicit any active employee of any Bell Atlantic Company for employment or for retention as a consultant or service provider;

         (ii) hire, or participate (with another company or third party) in the process of hiring (other than for a Bell Atlantic Company) any person who is then an active employee of any Bell Atlantic Company, or provide names or other information about Bell Atlantic employees to any person or business (other than a Bell Atlantic Company) under circumstances which the Key Employee knows or should know could lead to the use of that information for purposes of recruiting or hiring; or

         (iii) interfere with the relationship of any Bell Atlantic Company with any of its employees, agents, or representatives.


         4.    Confidentiality. The Key Employee agrees not to disclose or
               ---------------
discuss, other than with the Key Employee's legal counsel, financial or tax adviser, and spouse (if any) either the existence of or any details of this Agreement. The Key Employee will make a good faith effort to ensure that any such legal counsel, financial or tax adviser, or spouse will not disclose or discuss the existence or any details of this Agreement with any other person.

         5.    Proprietary Information. The Key Employee shall at all times
               -----------------------
preserve the confidentiality of all proprietary information and trade secrets of any and all Bell Atlantic Companies. "Proprietary information" means information obtained or developed by the Key Employee during the Key Employee's employment with any Bell Atlantic Company that has not been fully disclosed in a writing generally circulated to the public at large, and which is treated as confidential within the business of any Bell Atlantic Company.

         6.    Deferrals under IDP. Amounts otherwise payable to the Key
               -------------------
Employee under Sections 1 or 2 of this Agreement may be deferred under the Bell Atlantic Income Deferral Plan ("IDP") or any successor plan in accordance with the terms of the IDP.

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

         7.    Assignment by Bell Atlantic. Bell Atlantic may assign this
               ---------------------------
Agreement without the Key Employee's consent to any company that acquires all or substantially all of the stock or assets of Bell Atlantic, or into which or with which Bell Atlantic is merged or consolidated. This Agreement may not be assigned by the Key Employee, and no person other than the Key Employee (or the Key Employee's estate) may assert the rights of the Key Employee under this Agreement.

         8.    Business Discretion of Bell Atlantic. Nothing in this Agreement
               ------------------------------------
is intended to limit the discretion of any Bell Atlantic Company to take any action with regard to the Merger which Bell Atlantic may consider appropriate, including, without limitation, postponing the Closing Date or terminating the Definitive Agreement. This Agreement is not a contract to retain the Key Employee in the employ of any Bell Atlantic Company for any prescribed period or term. This Agreement does not modify the employment-at-will status of the Key Employee.

         9.    Non-Benefit Bearing Payments. Any amount to be paid under Section
               ----------------------------
1 or Section 2 of this Agreement shall not be treated as compensation for purposes of computing or determining any additional benefit payable under any savings plan, insurance plan, pension plan, or other employee benefit plan maintained by any Bell Atlantic Company.

         10.   Remedies. The Key Employee acknowledges that irreparable injury
               --------
will result to Bell Atlantic, and other Bell Atlantic Companies, and to their business, in the event of a material breach by the Key Employee of any of the Key Employee's covenants and commitments under this Agreement. In the event of a material breach of any of the Key Employee's covenants and commitments under this Agreement, the Key Employee, in the sole discretion of Bell Atlantic, may forfeit any amount otherwise payable to the Key Employee under Sections 1 or 2 of this Agreement. In addition, Bell Atlantic and any affected Bell Atlantic Company reserves all rights to seek any and all remedies and damages permitted under law, including, but not limited to, injunctive relief, equitable relief and compensatory damages.

         11.   Governing Law. This Agreement shall be interpreted and enforced
               -------------
in accordance with the law of the State of New York.

         12.   Severability. If any clause, phrase or provision of this
               ------------
Agreement or the application thereof to any person or circumstance shall be invalid or unenforceable under any applicable law, this shall not affect or render invalid or unenforceable the remainder of this Agreement. Furthermore, in the event that a court of law or equity determines that the duration of any restrictions under this Agreement is not enforceable, this Agreement shall be deemed to be amended to the extent necessary, but only to the extent necessary, to permit the enforcement of the terms of this Agreement, as so amended.

         13.   Waiver: The waiver by Bell Atlantic of a breach by the Key
               ------
Employee of any provision of this Agreement shall not be construed as a waiver of any subsequent breach.

         14.   Entire Agreement: This Agreement sets forth the entire
               ----------------
understanding of Bell Atlantic and the Key Employee, and supersedes all prior agreements and communications, whether oral or written, pertaining to eligibility for stay incentives of the type described herein, and covenants pertaining to recruiting or hiring, and proprietary information. This Agreement shall not be modified except by written agreement of the Key Employee and Bell Atlantic.


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

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first set forth above.

                                        BELL ATLANTIC CORPORATION

                                        By:
                                           -------------------------------------

                                        THE KEY EMPLOYEE



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pmgteret5.doc





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